EXHIBIT 2


                            STOCK PURCHASE AGREEMENT

                                  dated as of
                                August 15, 2003

                                    between

                        SARATOGA LIGHTING HOLDINGS LLC,


                                      and

                            GENERAL ELECTRIC COMPANY

                   acting through its GE CONSUMER PRODUCTS business component relating to the purchase and sale

                                       of

                 Common Stock, Preferred Stock and Other Rights

                                       of

                      ADVANCED LIGHTING TECHNOLOGIES, INC.

                            STOCK PURCHASE AGREEMENT

     AGREEMENT dated as of August 15, 2003 by and between SARATOGA LIGHTING HOLDINGS LLC, ("Buyer") and GENERAL ELECTRIC COMPANY, acting through its GE CONSUMER PRODUCTS business component ("Seller").

                              W I T N E S S E T H:

     WHEREAS, Seller is the record and beneficial owner of the Securities (as defined below) and the rights under the Assigned Agreements (as defined below) and desires to sell the Securities and the rights under the Assigned Agreements to Buyer, and Buyer desires to purchase the Securities and the rights under the Assigned Agreements from Seller, upon the terms and subject to the obtaining of required approvals, if any, and court orders required, if any, all as hereinafter set forth;

     The parties hereto agree as follows:

                                   ARTICLE 1
                                  DEFINITIONS

     Section 1.01. Definitions. (a) The following terms, as used herein, have the following meanings:

     "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person; provided that neither the Company nor any subsidiary of the Company shall be considered an Affiliate of Seller.

     "Assigned Agreements" means (i) the Contingent Warrant Agreement, (ii) the Registration Rights Agreement dated as of September 30, 1999 (as subsequently amended) by and between the Company and the Seller, (iii) the Right of First Refusal and Co-Sale Agreement dated as of September 30, 1999 (as subsequently amended) by and among the Seller and the other parties listed on the signature pages thereto, (iv) the Options, (v) the Stock Purchase Agreement, and (vi) the Irrevocable Proxies granted to Seller and dated October 6, 1999.

     "Bankruptcy Court" means the United States Bankruptcy Court for the Northern District of Illinois, Eastern Division.

     "Business Day" means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

     "Common Stock" means the common stock, par value $.001 per share, of the Company.

     "Company" means ADVANCED LIGHTING TECHNOLOGIES, INC.

     "Contingent Warrant Agreement" means the Contingent Warrant Agreement dated as of September 30, 1999 (as subsequently amended) by and among the Company, the Seller and the other parties identified on the signature pages thereto.

     "Lien" means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

     "Options" means the Option Agreement dated as of September 30, 1999 (as subsequently amended) by and among Seller and the other parties listed on the signature pages thereto and the options issued and issuable thereunder.

     "Person" means an individual, corporation, partnership, limited liability company, association, trust, estate or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

     "Preferred Stock" means the Series A Preferred Stock, par value $.001 per share, of the Company.

     "Stock Purchase Agreement" means the Stock Purchase Agreement dated as of September 28, 1999 (as subsequently amended) by and between Seller and the Company.

     "Proxies" means the Irrevocable Proxies referred to in the definition of Assigned Agreements.


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


     (b) Each of the following terms is defined in the Section set forth opposite such term:

                 Term                                      Section
                 ----                                      -------
                 Buyer                                     Recitals
                 Company                                   Recitals
                 Effective Time                              2.01
                 Package                                     3.05
                 Purchase Price                              2.01
                 Securities                                  3.05
                 Seller                                    Recitals
                 Warrant Rights                              3.05

                                   ARTICLE 2
                               PURCHASE AND SALE

     Section 2.01. Purchase and Sale. Upon the terms of this Agreement and effective upon the execution of this Agreement by Seller and Buyer ("Effective Time"), Seller hereby sells to Buyer, and Buyer hereby buys from Seller, the Securities. The purchase price for the Securities (the "Purchase Price") is $12,000,000 in cash. The sale transaction shall be deemed to have occurred and be effective at the Effective Time, irrespective of when the payment of the Purchase Price and the delivery of certificates for the Securities shall have been completed. The Purchase Price shall be paid as provided in Section 2.02(a). The delivery of certificates for the Securities shall be as provided for in Section 2.02(b).

     Section 2.02. (a) Payment of Purchase Price. Promptly after the Effective Time, Buyer shall deliver to Seller $12,000,000 in immediately available funds by wire transfer (or other equivalent means, satisfactory to Seller) to Bankers Trust (a/k/a Deutsche Bank); New York, N.Y - ABA No. 021001033; Account Name:
GE Company; Account No.: 50000770; Reference: GE Lighting; and

     (b) Delivery of Certificates for the Securities. Promptly after receipt of the funds transfer referred to in Section 2.02(a), Seller shall deliver to Buyer, at its address set forth in Section 7.01, certificates for the Securities together with all other necessary endorsements and signature guarantees and other evidence and documents, in form and substance sufficient to trigger the Company's duty to register transfer of the Securities to Buyer under ss.8-401 of the applicable Uniform Commercial Code.

     (c) Transfer Tax. Buyer will be responsible for transfer taxes, if any.


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


                                   ARTICLE 3
                    REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller represents and warrants to Buyer as of the date hereof that:

     Section 3.01. Corporate Existence and Power. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation.

     Section 3.02. Corporate Authorization. The execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby are within Seller's corporate powers and have been duly authorized by all necessary corporate action on the part of Seller. This Agreement constitutes a valid and binding agreement of Seller.

     Section 3.03. Governmental Authorization. The execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby require no action by or in respect of, or filing with, any governmental body, agency or official.

     Section 3.04. Noncontravention. The execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate the certificate of incorporation or bylaws of Seller, (ii) assuming compliance with the matters referred to in
Section 3.03, violate any applicable law, rule, regulation, judgment, injunction, order or decree, or (iii) except for required consents of the Company, if any, and approvals of the Bankruptcy Court, if any, regarding transfer of Seller's rights under the Contingent Warrant Agreement, the Options and the Stock Purchase Agreement, require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Seller under any provision of any agreement or other instrument binding upon Seller.

     Section 3.05. Ownership Of Securities and Rights to Contingent Warrants, etc. (a) Seller owns (i) 1,429,590 shares of Common Stock and (ii) 761,250 shares of Preferred Stock (the "Securities"). The Securities are the only issued and outstanding equity securities of the Company held by Seller, directly or indirectly. In addition, Seller owns the right to receive warrants for that number of shares of Common Stock specified in the Contingent Warrant Agreement ("Warrant Rights"), with respect to which an application for authority for issuance, filed by the Company, is pending before the Bankruptcy Court. Seller also owns the rights existing under the Proxies and the Options. The Securities, the Warrant Rights, the Options and the Proxies are herein collectively called the "Package."


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


     (b) Seller is the record and beneficial owner of the Package, free and clear of any Lien and any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of the Securities), except as the consent of the Company and the approval of the Bankruptcy Court may be required for transfer of the Warrant Rights and the Options. Upon receipt of funds as provided for in Section 2.02(a), Seller will transfer and deliver to Buyer as provided in Section 2.02 (b) valid title to the Securities free and clear of any Lien and any such limitation or restriction. Upon the delivery by the Company of the consent of the Company and the obtaining by the Company of such approval of the Bankruptcy Court, if any, as may be required for transfer of the Warrant Rights and the Options, Seller will take all reasonable and necessary steps to deliver the same so that they may be effectively held and exercised by Buyer the same as if they were delivered at the Effective Time on the assumption that no consents and approvals were ever called for.

     Section 3.06. Other Agreements. Other than the Assigned Agreements, there are no agreements, written or oral, among or on behalf of, on the one hand, any of the Company and/or the shareholders of the Company and, on the other hand, the Seller or any of its Affiliates that relate, directly or indirectly, to Seller's rights and obligations with respect to the Securities.

                                   ARTICLE 4
                    REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants to Seller as of the date hereof:

     Section 4.01. Entity Existence and Power. Buyer is a limited liability company duly formed, validly existing and in good standing under the laws of its jurisdiction of formation.

     Section 4.02. Entity Authorization. The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby are within the powers of Buyer and have been duly authorized by all necessary action on the part of Buyer. This Agreement constitutes a valid and binding agreement of Buyer.

     Section 4.03. Governmental Authorization. The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby require no material action by or in respect of, or filing with, any governmental body, agency or official.

     Section 4.04. Noncontravention. The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate the organization documents of Buyer or (ii) subject, with respect to the Warrant Rights and the Options to obtaining such consents of the Company, if any, and approvals of the Bankruptcy Court, if any, as may be required, (a) violate any applicable material law, rule, regulation, judgment, injunction, order or decree or (b) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Buyer under any provision of any agreement or other instrument binding upon Buyer.

     Section 4.05. Purchase for Investment. Buyer is purchasing the Securities, the Options and the Warrant Rights for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof. Buyer (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Securities and is capable of bearing the economic risks of such investment.

                                   ARTICLE 5
                              COVENANTS OF SELLER

     Seller agrees that:

     Section 5.01. Confidentiality. Subject to Section 7.02, Seller and its Affiliates will hold, and will use commercially reasonable efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the Company provided by the Company in the negotiation of this Agreement, except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by Seller, (ii) in the public domain through no fault of Seller or its Affiliates or (iii) later lawfully acquired by Seller from sources other than those related to its prior ownership of the Company.

     Section 5.02. Resignations. Promptly after the Effective Time, Seller will deliver to Buyer the resignations of each of the persons it nominated to be directors of the Company from the board of directors of the Company.

     Section 5.03. Lost Certificates. Seller agrees that, in the event it is unable to locate any certificate representing ownership of any of the Securities, it will deliver to the Company evidence satisfactory to the Company (in the exercise of its reasonable discretion) of the loss, theft or destruction of such certificate and of


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


reasonably satisfactory indemnification, all to the extent required by ss.8-405 of the applicable Uniform Commercial Code. If for any reason Buyer fails to receive shipment from Seller of the certificates for the Securities and the related endorsements, it will be Seller's responsibility to see that they are found and delivered or replaced, all at Seller's expense with no cost to Buyer.

                                   ARTICLE 6
                         COVENANTS OF BUYER AND SELLER

     Buyer and Seller agree that:

     Section 6.01. Best Efforts; Further Assurances. Subject to the other terms and conditions of this Agreement, Buyer and Seller will use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement.

     Section 6.02. Public Announcements. The parties agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except for any press releases and public statements the making of which may be required by applicable law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation.

     Section 6.03. Assignment; No Assumption. As an additional benefit to Buyer in exchange for Buyer's payment for the Securities, Seller hereby transfers and assigns to Buyer all right, title and interest of Seller (a) to purchase, or receive, additional equity interests of any description of the Company in existence on the date of this Agreement and (ii) under the Assigned Agreements, subject in the case of the transfer and assignment of the Warrant Rights and the Options, to required consents of the Company, if any, and to required approvals of the Bankruptcy Court, if any. Should any such consents and approvals be required, Buyer concedes that it is the responsibility of the Company to obtain them, not the responsibility of Seller. Accordingly, Seller will have no liability to Buyer if the same are not obtained and, if the same are not obtained, Seller will have no duty to deliver or perform with respect to the foregoing assignments of the Warrant Rights or the Options or both, as the case may be except that at all times until such required consents and approvals, if any, are obtained, Seller will not vote or consent under the Proxies, except as directed by Buyer. The parties acknowledge and agree that Buyer and its Affiliates assume no liabilities of Seller, whether to the Company or any one or more of its Affiliates or to anyone else, and that Buyer shall not be responsible for any such liabilities. Seller hereby unconditionally


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


indemnifies, and agrees to defend and hold harmless, Buyer and its Affiliates from and against any such liabilities, except to the extent caused by Buyer's actions or omissions as owner or purchaser of the Securities or assignee of the Assigned Agreements.

     Section 6.04. Further Assignments. Seller agrees that, in the event there are agreements, written or oral, among or on behalf of, on the one hand, any of the Company and/or the shareholders of the Company and, on the other hand, Seller or any of its Affiliates that relate, directly or indirectly, to Seller's rights and obligations with respect to the Securities and that have not been assigned to Buyer pursuant to Section 6.03, Seller shall, if directed by Buyer in its sole and absolute discretion, assign to Buyer all right, title and interest of Seller under such agreements, subject to the Company (and not Seller) obtaining all necessary consents, if any, of third parties and court approvals, if any. The parties shall acknowledge and agree, in connection therewith, that Buyer and its Affiliates will assume no liabilities of Seller, whether to the Company or any one or more of its Affiliates or to anyone else, and that Buyer shall not be responsible for any such liabilities. Also in connection therewith, Seller will unconditionally indemnify, and agree to defend and hold harmless, Buyer and its Affiliates from and against any such liabilities, except to the extent caused by Buyer's actions or omissions as owner or purchaser of the Securities or assignee of such assigned agreements.

     Section 6.05. Purchase, License And Consignment Agreement. Buyer shall use its commercially reasonable efforts to have the Company and APL Engineered Materials assume in the bankruptcy proceedings of the Company now pending in the Bankruptcy Court, the following agreements: the (i) Lamp Materials Purchase Agreement entered into as of September 30, 1999, between General Electric Company, acting through its GE Lighting business, and APL Engineered Materials, Inc. and Advanced Lighting Technologies, Inc., (ii) the Know How and Patent License and Technical Assistance Agreement dated as of September 30, 1999, between APL Engineered Materials, Inc., Advanced Lighting Technologies, Inc. and General Electric Company, acting through its GE Lighting business, and
(iii) the Consignment Agreement entered into as of January 4, 1999, between APL Engineered Materials, Inc. and GE Lighting ("Consignment Agreement").

     Section 6.06. Seller's Waiver and Substitution of Language for Section 13 of Lamp Materials Purchase Agreement Entered Into as of September 30, 1999. Effective automatically at any time that the Company shall have confirmed a chapter 11 plan of reorganization and the same shall have become effective, and Buyer and/or any one or more of its Affiliates shall have the right, directly or indirectly, to elect a majority of the members of the board of directors of the Company and any one or more of its successors, Seller hereby waives compliance by the Company with Section 13 of the Lamp Materials Purchase Agreement


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


entered into as of September 30, 1999, if but only if the Company, in lieu of compliance with said Section 13, complies with the substituted provisions set forth on the annexed Schedule A, the same as if the language on Schedule A had been added to the agreement by amendment.

     Section 6.07. Buyer Commitment to Rebate Program. If at any time the Company shall have confirmed a chapter 11 plan of reorganization and the same shall have become effective, and Buyer and/or any one or more of its Affiliates shall have the right, directly or indirectly, to elect a majority of the members of the board of directors of the Company or any one or more of its successors, then promptly thereafter Buyer shall cause the Company to offer Seller (and keep such offer open for at least 30 days), the rebate program described on the annexed Schedule B. If the Company shall fail to offer Seller said rebate program, conforming in all material respects with the program in Schedule B, then Buyer shall be liable to Seller for $3,000,000 which Buyer and Seller agree is a reasonable estimate of the actual damage Seller would suffer if the rebate program is not offered.

     Section 6.08. Buyer Commitment to Seller Regarding Trade Payables. Buyer shall use its reasonable commercial efforts to ensure that the Company's trade payables to Seller are handled in accordance with Schedule C, which shall be incorporated into the Company's plan of reorganization to be submitted and approval of which will be sought from the Bankruptcy Court.

                                   ARTICLE 7
                                 MISCELLANEOUS

     Section 7.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

     if to Buyer, to:

          Saratoga Lighting Holdings LLC
          535 Madison Avenue
          New York, New York 10022
          Attention:  Damon Ball
          Facsimile No:  (212) 750-3343

     with a copy to:


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


          Davis Polk & Wardwell
          450 Lexington Avenue
          New York, New York  10017
          Attention: Stephen H. Case
          Facsimile No.: (212) 450-3800

     if to Seller, to:

          General Electric Company
          Appliance Park, AP35-1119
          Louisville, Kentucky 40225
          Attention:  Steven J. Sedita
          Facsimile No.: (502) 452-0107

     with a copy to:

          General Counsel
          GE Consumer Products
          Appliance Park, AP2-225
          Louisville, Kentucky 40225
          Attention: Raymond M. Burse
          Facsimile No.: (502) 452-0347

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

     Section 7.02. Limited Disclosure Authorization. Notwithstanding any other provision of this Agreement, each of Buyer and Seller is permitted to disclose the tax treatment and tax structure of the transactions contemplated hereby (including any materials, opinions or analyses relating to such tax treatment or tax structure, but without disclosure of identifying information or, except to the extent relating to such tax structure or tax treatment, any nonpublic commercial or financial information). Moreover, notwithstanding any other provision of this Agreement, there shall be no limitation on Buyer's and Seller's ability to consult any tax adviser, whether or not independent from Buyer, Seller or their Affiliates, regarding the tax treatment or tax structure of the transactions contemplated hereby.

     Section 7.03. Survival. The representations and warranties of the parties hereto contained in this Agreement shall survive the Effective Time indefinitely.


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


     Section 7.04. Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

     (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     Section 7.05. Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

     Section 7.06. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto; except that (i) Buyer may transfer or assign, in whole or from time to time in part, to one or more of its Affiliates, the right to purchase all or a portion of the Securities, but no such transfer or assignment will relieve Buyer of its obligations hereunder and (ii) Seller may transfer or assign any of its rights or obligations to any Affiliate of Seller.

     Section 7.07. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of New York, without regard to the conflicts of law rules of such state.

     Section 7.08. Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of New York or any New York State court sitting in New York City, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of New York, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient


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


forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 7.01 shall be deemed effective service of process on such party.

     Section 7.09. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     Section 7.10. Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

     Section 7.11. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

     Section 7.12. Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

     Section 7.13. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

     Section 7.14. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be


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


entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                           SARATOGA LIGHTING HOLDINGS LLC


                                           By: Saratoga Partners IV, L.P.,
                                               its sole member


                                           By: Saratoga Management Company LLC


                                           By: /s/ Christian L. Oberbeck
                                              ----------------------------------
                                              Name:  Christian L. Oberbeck
                                              Title:


                                           GENERAL ELECTRIC COMPANY,
                                                GE Consumer Products

                                           By: /s/ Steven Sedita
                                              ----------------------------------
                                              Name:  Steven Sedita
                                              Title: CFO & VP Finance

                     Schedule A to Stock Purchase Agreement

 Substituted Language for Section 13 of Lamp Materials Purchase Agreement entered into as of September 30, 1999

(a) In the event that ADLT desires to sell all or substantially all of Seller (whether as an asset, stock transfer, or otherwise) to a third party lighting products competitor of Purchaser (a "Sale") then, in addition to the rights specified in Section 12, ADLT shall give notice (an "Offer Notice") to Purchaser that ADLT desires to engage in such a Sale. The Offer Notice shall identify (i) whether ADLT is proposing to sell assets in addition to that of Seller as part of the Sale, (ii) the price (the "Offer Price") that ADLT proposes to be paid for all of the assets being sold, including Seller (the "Offered Assets") and (iii) any other material terms sought by ADLT.

(b) The giving of an Offer Notice shall constitute an offer (the "Offer") by ADLT to sell the Offered Assets to Purchaser for cash at the Offer Price and on the other terms set forth in the Offer Notice. The Purchaser shall have a 60-day period (the "Offer Period") in which to accept such Offer by giving a notice of acceptance to ADLT prior to the expiration of such Offer Period. If the Purchaser fails to notify ADLT prior to the expiration of the Offer Period, the Purchaser shall be deemed to have declined such Offer.

(c) If the Purchaser elects to purchase the Offered Assets, the Purchaser shall purchase and pay, by bank or certified check (in immediately available funds), the Offer Price within 20 business days after the date on which the Offer was accepted; provided that, if the transaction is subject to any prior regulatory approval, the time period during which such transaction may be consummated shall be extended until the expiration of five business days after all such approvals shall have been received, but in no event shall such period be extended for more than an additional 60 days.

(d) Upon the earlier to occur of i) rejection of the Offer by the Purchaser,
ii) the expiration of the Offer Period without the Purchaser electing to purchase all of the Offered Assets and the failure to obtain any required consent or regulatory approval for the transaction within 60 days of full acceptance of the Offer, ADLT shall have a one year period during which to effect a Sale of the Offered Assets on the same in all respects material to Purchaser or more favorable (as to ADLT) terms and conditions as were set forth in the Offer Notice at a price not less than the Offer Price; provided that, if such Sale is subject to regulatory approval, such one year period shall be extended until the expiration of five business days after all such approvals shall have been received.

(e) If ADLT does not consummate a Sale of the Offered Assets in accordance with the foregoing time limitations, then the right of ADLT to effect such a Sale pursuant to this Section 13(d) shall terminate and ADLT shall again comply with the procedures set forth in this Section 13 with respect to any proposed Sale of the Offered Assets.

                     Schedule B to Stock Purchase Agreement

         On or promptly after the Effective Date, the Reorganized Debtors shall offer to General Electric Company and its subsidiaries and other affiliates (collectively herein, "GE") (and keep such offer open for at least 30 days) an incremental sales incentive plan, pursuant to which GE could earn a 10% rebate (up to a maximum of $13 million in the aggregate) on future purchases from the Reorganized Debtors and its affiliates, excluding APL. To earn its rebate, GE must make annual purchases (in the aggregate not to exceed $130 million) from the Reorganized Debtors and their affiliates, excluding APL, in excess of the aggregate purchases GE made from the Debtors, including its nondebtor affiliates, but excluding APL, in ADLT's 2003 fiscal year. In no event shall there be any rebate in any year on the amount of purchases equaling the total purchases by GE from the Debtors, including its affiliates and subsidiaries, but excluding APL, in ADLT's 2003 fiscal year.

                     Schedule C to Stock Purchase Agreement

         Section 3.06. (b) Claims: Secured Claims of GE. The Class 1(b) GE Secured Claims shall receive nothing on the Effective Date, provided, however, on the Effective Date, or as soon thereafter as the GE Secured Claims are Allowed, GE may offset from the amounts owing by GE to the Debtors, including the Debtors' nondebtor affiliates, and indefeasibly retain for GE's own account, an amount up to, but not in excess of, the Allowed Amount of the GE Secured Claims. If, after giving effect to the offset provided in this Section 3.06(b), GE has any remaining Claims against the Debtors, such Claims of GE shall be treated as Class 5 Subsidiary Debtors General Unsecured Claims. Except to the extent of the offset permitted under this Section 3.06(b), nothing in this Section 3.06(b) shall be or be deemed to be a waiver or release of any claim belonging to the Debtors or their nondebtor affiliates against GE.